SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 10, 1995

                           HARVEY GROUP INC.
             (Exact name of registrant as specified in charter)

     New York                       1-4626                  13-1534671
(State or other jurisdiction       (Commission           (I.R.S. Employer
  of incorporation)                File Number)         Identification No.)

600 Secaucus Road, Secaucus, New Jersey                             07094
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code       (201) 865-3418

                                    N/A
       (Former name or former address, if changed since last report)


                    Exhibit Index is located on Page


     Item 5.  Other Events.

               On March 10, 1995, The Harvey Group Inc. (the "Company") retained a placement agent pursuant to which such agent will seek to raise, on a best efforts basis, up to $4,200,000 of new equity to obtain additional working capital for the Company in light of continuing losses. The proposed placement will be for up to 12,000,000 shares at an anticipated price between $0.35 and $0.38 per share. Fees relating to the completion of this transaction include the issuance of 7,750,000 seven-year warrants (which includes 2,750,000 warrants to purchase shares of common stock at an exercise price of $0.42 to be issued to such agent and the 5,000,000 warrants to be issued to Capital Vision Group as discussed below). The proposed transaction is subject to certain conditions, including, among others, shareholder approval of the transaction and restructuring of certain existing indebtedness into equity of the Company. There can be no assurance that this proposed transaction will be completed.

               The Company also entered into a letter agreement with Capital Vision Group ("CVG") pursuant to which the Company has agreed, among other things, to retain CVG as its financial and business advisor upon completion of the above referenced private placement. As compensation for CVG's services, the Company agreed to pay CVG a cash fee equal to $6,000 per month and to grant CVG warrants to purchase 5,000,000 shares of common stock at an exercise price of $0.50 per share.

               Copies of the agreement with the placement agent and the letter agreement with CVG are incorporated herein by reference and are filed herewith as Exhibits 99.1 and 99.2, respectively. A copy of a press release issued by the Company announcing the proposed placement is filed herewith as Exhibit
     99.3 and is incorporated herein by reference.


                                 Signatures

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   THE HARVEY GROUP INC.

                                   By:  /s/ Joseph J. Calabrese, Jr.
                                        Name:  Joseph J. Calabrese, Jr.
                                        Title: Vice President and
                                               Chief Financial Officer

     Dated:  March 21, 1995


                                EXHIBIT INDEX

     Exhibit No.              Description                         Page No.

     99.1 Letter Agreement, dated March 10, 1995, by and between The Harvey Group Inc. and
                  Janssen-Meyers Associates, L.P.

     99.2         Letter Agreement, dated March 9, 1995,
                  by and between The Harvey Group Inc. and Capital Vision Group.

     99.3 Press Release, dated March 13, 1995, issued by The Harvey Group Inc.